Exhibit 10(nn)
TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARDS

The Human Resources Committee (the “Committee”) of the Board of Directors of Tenet Healthcare Corporation (the “Company”) is authorized under the Company’s 2019 Stock Incentive Plan, as such may be amended from time to time (the “Plan”), to make awards of restricted stock units and to determine the terms of such restricted stock units.

On 02/24/2021 (the “Grant Date”), the Committee granted you, AUDREY TEAGARDEN ANDREWS (“You”), an award of restricted stock units (the “RSUs”). The RSUs were granted by the Committee subject to the terms and conditions set forth below in this certificate (the “Certificate”). The RSUs are also subject to the terms and conditions of the Plan, which is incorporated herein by this reference. Each capitalized term not otherwise defined herein will have the meaning given to such term in the Plan.

1.Grant. The Committee has granted You RSUs representing the right to receive 14,192 Shares in consideration for services to be performed by You for the Company or a Subsidiary of the Company.

2.Vesting. Subject to Sections 3 and 4 below, the RSUs will vest in full on 12/31/2021 (the period from the Grant Date through such vesting date, the “Vesting Period”).

If Your employment terminates or if You cease providing services to the Company or a Subsidiary for any reason other than as set forth in Sections 3 or 4 below, Your unvested RSUs will automatically be cancelled upon such termination of employment or services in exchange for no consideration.

3.Certain Termination Events.

a.Death or Disability. All unvested RSUs will fully vest on the date of Your termination of employment in the event Your employment is terminated for any of the following reasons:

i.Death, or

ii.Disability (as defined under section 409A(a)(2)(C)(ii) of the Code).

b.Qualifying Termination. On the date of Your termination of employment as a result of a Qualifying Termination, a pro-rated portion (based on the number of months You are actually employed during the applicable Vesting Period) of Your RSUs will vest and settle.

4.Change in Control. In the event of a Change in Control, the following provisions will apply:

a.If the successor company assumes the RSUs or substitutes other restricted stock units for such RSUs (or agrees to assume or substitute such awards) and You incur a Qualifying Termination within the Protection Period, unvested RSUs (or substitute restricted stock units) will fully vest on the later of (i) the date of Your Qualifying Termination or (ii) immediately prior to the occurrence of the Change in Control.

b.If the successor company does not assume the RSUs, or substitute other restricted stock units for the RSUs, unvested RSUs will fully vest immediately prior to the occurrence of the Change in Control.

In the event You incur a Qualifying Termination not within the Protection Period, the provisions of Section 3 will apply.

5.Settlement; Tax Withholding. Upon the vesting of Your RSUs, Your RSUs will be settled in Shares within sixty (60) days and You will recognize ordinary income. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code, if You are a “specified employee” within the meaning of Section 409A of the Code, and the vesting of Your RSUs is triggered as a result of Your termination of employment, the delivery of Shares shall be delayed until (a) the six-month anniversary of Your separation from service (within the meaning of Section 409A) or, (b) if earlier, as soon as practicable following Your death. The Company is required to withhold payroll taxes due with respect to that ordinary income. Pursuant to the Plan, at its option the Committee either may (i) have the Company withhold Shares having a Fair Market Value equal to the amount of the tax withholding or (ii) require You to pay to the Company the amount of the tax withholding.

6.Rights as Shareholder. You will not have any rights of a shareholder prior to the receipt of Your Shares, and will obtain such rights only upon Your receipt of the Shares, at which time You will have all of the rights of a shareholder with respect to the Shares received upon the vesting of those RSUs, including the right to vote those Shares and receive all dividends and other distributions, if any, paid or made with respect thereto. Any Shares or cash distributed as dividends with respect to the Shares underlying the RSUs will be subject to the same vesting schedule as the underlying RSUs and shall be settled as provided in Section 5.

7.Transferability. The RSUs generally may not be transferred, assigned or made subject to any encumbrance, pledge, or charge. Limited exceptions to this rule apply in the case of death, divorce, or gift as provided in Section 12.3 of the Plan.

8.Clawback. Any RSUs You are granted hereunder and/or Shares you receive in settlement of such RSUs shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive Compensation Clawback Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and You shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of this Certificate, the term "Incentive Compensation Clawback Policy" means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company.

9.Effect on Other Employee Benefit Plans. The value of the RSUs evidenced by this Certificate will not be included as compensation, earnings, salaries, or other similar terms used when calculating Your benefits under any employee benefit plan sponsored by the Company or a Subsidiary, except as such plan otherwise expressly provides.

10.No Employment Rights. Nothing in this Certificate will confer upon You any right to continue in the employ or service of the Company or any Subsidiary or affect the right of the Company or a Subsidiary to terminate Your employment at any time with or without cause.

11.Amendment. By written notice to You, the Committee reserves the right to amend the Plan or the provisions of this Certificate provided that no such amendment will impair in any material respect Your rights under this Certificate without Your consent except as required to comply with applicable securities laws or Section 409A of the Code.

12.Severability. If any term or provision of this Certificate is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any term or provision of this Certificate not declared to be unlawful or invalid. Any term or provision of this Certificate so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.

13.Construction. A copy of the Plan has been made available to You and additional copies of the Plan are available upon request to the Company's Corporate Secretary at the Company's principal executive office during normal business hours. To the extent that any term or provision of this Certificate violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision shall govern and any inconsistent term or provision in this Certificate shall be of no force or effect.

14.Binding Effect and Benefit. This Certificate shall be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and You and Your successors and assigns.

15.Entire Understanding. This Certificate and the Plan embody the entire understanding and agreement of the Company and You in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind the Company or You.

16.Governing Law. This Certificate shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to principles of conflict of laws.

Electronic Signature: Signed Electronically

Acceptance Date: 04/27/2021
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